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                                                                EXHIBIT 10.30

                                                May 3, 1995



Mr. Stephen G. Jerritts
650 College Avenue
Boulder, Colorado 80302

Dear Steve:

        In light of your continuing contribution to Wang Laboratories, Inc. and the importance of that contribution, I am pleased to offer you this employment agreement on behalf of the Company. This letter sets forth the terms of your employment with Wang Laboratories, Inc. ("Wang" or the "Company") and supercedes and cancels any prior employment agreements and/or arrangements you may have entered into with Wang. The Company agrees to employ you, and you agree to remain in the employ of the Company, upon the following terms and conditions.

1.      POSITION
        --------

        You are to be employed as a Senior Vice President of Wang, and President, Wang Latin America. You will report directly to the Chief Executive Officer of the Corporation, who will also determine your specific responsibilities from time to time.

2.      TERM
        ----

        The terms and conditions of this offer letter will cover a three (3)- year period beginning as of the date of this letter, unless otherwise terminated as provided in paragraph 4, below, and will provide you with one (1) year of severance benefits if your employment with the Company is terminated at any time during such three (3)-year period as described in paragraph 4, below.

3.      COMPENSATION AND BENEFITS; EMPLOYMENT STATUS
        --------------------------------------------

    (a) YEARLY PAYMENTS
        ---------------

        Your initial yearly base salary will be $240,000 (U.S.) (payable semi-monthly) and you will be eligible to participate in a yearly bonus plan targeted at [50%] of your base salary, depending on your performance measured against the goals specified in the plan. Your salary and bonus will be reviewed yearly for possible upward adjustments at the discretion of the Company.

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    (b) STOCK INCENTIVES
        ----------------

        You will be eligible to participate in the new Company Stock Incentive Program, initially with a grant of 50,000 options for Wang Common Stock exercisable at the rate of $12.125 per share, and on an ongoing basis you will participate at a level consistent with your position, the program's terms and conditions and your performance, subject to the concurrence of the Organization, Compensation and Nominating Committee of the Board of Directors.

    (c) OTHER PROVISIONS
        ----------------

        (i) The Company will provide health and dental coverage to you in accordance with existing Company plans available to all employees generally. The Company will also provide term life insurance to you based on your insurability in the amount of five times your base salary. You will also receive four weeks of vacation per year and the Company's standard sick time and personal holiday benefits.

        (ii) Your eligibility for on-going salary increases and bonuses, and initial and future stock incentives and benefits shall be pursuant to the same terms and conditions as those applicable to other similarly situated officers of the Company. You will also be eligible for all other prerequisites that are or may be made available to other similarly situated officers of the Company from time to time.

        (iii) During your employment, the Company will pay you a monthly automobile allowance of $585 per month. Additionally, the Company will pay the automobile insurance premium expense for one leased automobile. During your employment, the Company will also reimburse you, at regular intervals and in accordance with Company policy, for all business travel, telephone and out-of-pocket expenses incurred by you in the performance of your duties as an officer of the Company.

        (iv) The Company acknowledges that while carrying out the job responsibilities contemplated by this offer letter, you will be a resident of Colorado.

        (v) The Company agrees that if you become subject to Mexican tax laws for work performed on behalf of Wang during the term described in Provision 2 of this offer letter, the Company will reimburse you for any Mexican tax obligations exclusive of interest and penalties, if any, you may incur in connection with your Wang-source income and, furthermore, the Company will remit any social security contributions required by Mexican law to the applicable government agency.


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        (vi) The Company agrees that all airline travel necessary for you to conduct Company business will be flown first class. You agree to use the Company's travel resources to minimize the cost of such travel.

        (vii) The Company will reimburse you for the cost of one round-trip weekend first class airfare per month to enable your spouse to travel between the United States and Mexico. Ticket purchases are to be made in advance (in order to obtain the most advantageous price).

        (viii) The Company will provide housing for you or will reimburse you for housing costs (including furniture rental) incurred by you in connection with your living arrangements in Mexico City, at a level substantially equivalent to that you are currently being provided, subject to review by the Company from time to time.

        (ix) At the end of the three (3)-year period described in this offer letter, your employment status will be at-will, meaning that your employment at Wang will be for an indefinite period of time and will be terminable at any time, with or without cause being shown, by either you or the Company. Therefore, the terms and conditions contained in paragraph 4 of this offer letter will expire at the end of this three (3)-year period and the original, unmodified terms of paragraph 6 of the enclosed, presently modified standard Wang Employment Agreement, will be in full force and effect. All other terms and conditions of this offer letter will remain in effect after the three
(3)-year period, subject to Wang's right to review them and make adjustments as appropriate.

4.      TERMINATION/SEVERANCE COMPENSATION AND BENEFITS
        -----------------------------------------------

        In the event that your employment with the Company is involuntarily terminated other than "for cause" or because of your death or substantial inability to work; or if the Company requires you to move your residence from Colorado to another location, and you do not consent, which consent will not be unreasonably withheld, Wang will pay you, semi-monthly, a twelve (12)-month salary continuance equal to your then base salary plus the target contained in your bonus plan. During this salary continuance period, Wang will also continue to make available health and dental (but no other) benefits to you at no cost.

        In the event you become employed at any time during the twelve (12)- month salary continuance period, all remaining salary continuance payments (and health and dental insurance coverage premium payments) shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is less than the total of your remaining salary continuance payments and, in such event, the Company shall only pay that amount equal to the difference.

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5.      NO CONFLICTS OF INTEREST
        ------------------------

        By signing this offer letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this offer letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect), your right to participate in the affairs of the Company.

6.      PROOF OF CITIZENSHIP AND ABILITY TO WORK
        ----------------------------------------

        This offer is contingent on your providing Wang with proof of U.S. citizenship or alien work permission, as required by federal law, within three days of the date of this letter. This offer is also contingent on your signing and returning to Wang the enclosed Department of Defense forms.

7.      STANDARDS OF ETHICS AND BUSINESS CONDUCT AND
        STANDARD EMPLOYMENT AGREEMENT
        --------------------------------------------

        You will be required to comply with Wang's Standards of Ethics and Business Conduct and sign Wang's Standard Employment Agreement as presently modified (copy enclosed).

8.      CONFIDENTIALITY
        ---------------

        By our signatures below, we agree to treat the details of this offer letter with utmost confidentiality and that we will not disclose them to any third parties except your immediate family, our respective financial and/or legal advisors, and such Wang personnel and/or agents as have a need to know this information for business purposes.

                                        Sincerely,

                                        /s/ Joseph M. Tucci

                                        Joseph M. Tucci


Enclosures: Standard Employment Agreement
            (as presently modified)
            Department of Defense Forms

Accepted and Agreed to:


/s/ Stephen G. Jerritts                 May 6, 1995
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Stephen G. Jerritts                         Date

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